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                                                                   EXHIBIT 99.6


[PennzEnergy Company]                                 [Devon Energy Corporation]
July 15, 1999

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

  On May 19, 1999, Devon Energy Corporation and PennzEnergy Company agreed to merge. The merged company, which we refer to in this document as New Devon, will rank solidly in the top ten of all U.S.-based independent oil and gas producers in terms of market capitalization, total proved reserves and annual production. We believe that New Devon will create substantially more stockholder value than either Devon or PennzEnergy could achieve individually.

  In the merger, Devon stockholders will receive one share of New Devon's common stock for each share of Devon common stock that they own. PennzEnergy stockholders will receive 0.4475 shares of New Devon's common stock for each share of PennzEnergy common stock that they own. As a result, Devon's current stockholders will own approximately 69 percent of New Devon, and PennzEnergy's current stockholders will own approximately 31 percent. These percentages of ownership for both companies will be reduced if New Devon completes a planned public offering of additional shares of common stock as described in more detail in this document.

  The merger is expected to be tax-free to Devon and PennzEnergy stockholders for U.S. federal income tax purposes, except for taxes on cash received by PennzEnergy stockholders for fractional shares.

  The merger requires the approval of the stockholders of both Devon and PennzEnergy. Devon and PennzEnergy have each scheduled special meetings of their stockholders on August 17, 1999, to vote on the merger.

  Regardless of the number of shares you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.

  This document provides you with detailed information about the proposed merger. We encourage you to read this document carefully.

Sincerely yours,


PENNZENERGY COMPANY                                DEVON ENERGY CORPORATION
/s/ James L. Pate                                  /s/ J. Larry Nichols
James L. Pate                                      J. Larry Nichols
Chairman of the Board                              President and Chief
                                                   Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.


  This joint proxy statement/prospectus is dated July 15, 1999 and was first mailed to stockholders on or about July 16, 1999.

  Please see the section entitled "Risk Factors" beginning on page 13 for a discussion of potential risks involved in the merger and related transactions.
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                              PENNZENERGY COMPANY
                                 P.O. Box 4616
                           Houston, Texas 77210-4616

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 17, 1999

                               ----------------

To the stockholders of
PennzEnergy Company:

  A special meeting of stockholders of PennzEnergy Company will be held on August 17, 1999, at 10:00 a.m. (Houston time), at the Crystal Ballroom at The Rice, 909 Texas Avenue, Houston, Texas, for the following purposes:

    1. To consider and vote upon a proposal to approve the amended and restated merger agreement dated as of May 19, 1999, between Devon Energy Corporation and PennzEnergy, and the transactions contemplated by it; and

    2. To transact other business as may properly be presented at the special meeting or any adjournments of the meeting.

  Devon and PennzEnergy will not complete the merger unless our stockholders approve the merger agreement.

  Only stockholders of record at the close of business on July 6, 1999, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours for the ten days before the meeting at the offices of PennzEnergy and at the time and place of the meeting.

  Please complete, date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Giving a proxy does not affect your right to vote in person if you attend the meeting. You may revoke your proxy at any time before it is exercised at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ LINDA L. MEAGHER
                                          ---------------------
                                          Linda L. Meagher
                                          Corporate Secretary

Houston, Texas
July 15, 1999

                            Your Vote is Important!

                          Please read the accompanying
                        Joint Proxy Statement/Prospectus